Exhibit 5.1

April 22, 2025

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, Pennsylvania 18976

Re:         Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Windtree Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-1 on the date hereof, as amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale, on a delayed or continuous basis, by the selling stockholders named in the Registration Statement under the caption “Selling Stockholders” of (i) up to 8,053,565 shares of common stock (the “Conversion Shares”), par value $0.001 per share (the “Common Stock”), of the Company issuable upon the conversion of shares of the Company’s Series C convertible preferred stock, par value $0.001 per share (the “Series C Preferred Stock”), (ii) up to 440,583 shares of Common Stock (the “Subject Warrant Shares”) issuable upon the exercise of certain warrants (the “Subject Warrants”); and (iii) up to 919,132 shares of Common Stock (the “Subject Note Shares”) that may be issued upon the conversion of the 20% OID Senior Secured Promissory Notes (the “Subject Notes”) that the Company issued on April 4, 2025. The Registration Statement also relates to the resale from time to time of shares of Common Stock (the “ELOC Shares”) issued pursuant to the equity line of credit (“ELOC”) established under the common stock purchase agreement (the “ELOC Purchase Agreement”) that the Company entered into with Seven Knots, LLC on June 26, 2024, in an offering amount of up to $23.8 million.

In connection with this opinion letter, we have examined and relied upon the Registration Statement, the Company’s certificate of incorporation (as amended and/or restated to date), including the Certificate of Designations of Preferences, Rights and Limitations of the Series C Preferred Stock (the “Certificate of Designations”), and the Company’s bylaws (as amended and/or restated to date), each as currently in effect, a certificate of good standing issued by the Delaware Secretary of State as of a recent date, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates, and other documents submitted to us; (ii) the legal capacity, competency, and authority of all individuals executing documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates, and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates, and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic, or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution, and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; and (vii) that the statements contained in the certificates and comparable documents of public officials, officers, and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof.

April 22, 2025

For purposes of rendering the opinion set forth below with respect to ELOC Shares, we have further assumed (i) the approval by the Company’s board of directors (the “Board of Directors”) (or duly authorized designees of the Board of Directors) of each issuance of the ELOC Shares, (ii) the issuance of the ELOC Shares in accordance with such approval, for a price per share equal to or greater than the minimum price, if any, authorized by the Board of Directors (or duly authorized designees of the Board of Directors) prior to the date of issuance (the “Minimum Price”), (iii) the receipt by the Company of the consideration (which shall not be less than the par value of such ELOC Shares) to be paid in accordance with such approval, and (iv) that no event occurs that causes the total number of ELOC Shares that may be issued for the Minimum Price, when added to the number of shares of the Common Stock issued, subscribed for, or otherwise committed to be issued, to exceed the number of authorized shares of the Common Stock available for issuance by the Company.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect, or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.

the Conversion Shares issuable upon exercise of the conversion right set forth in the Certificate of Designations have been duly authorized for issuance and, when issued in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable;

2.	the Subject Warrant Shares, when issued and paid for upon the exercise of the Subject Warrants in accordance with the terms thereof, will be validly issued, fully paid, and nonassessable;

3.

the Subject Note Shares have been duly authorized by the Company, and when issued and delivered by the Company upon the conversion of the Subject Notes in accordance with the terms thereof, will be validly issued, fully paid and non-assessable; and

4.

the issuance and sale of the ELOC Shares to be issued and sold by the Company pursuant to the Purchase Agreement have been duly authorized by the Company and, when such ELOC Shares are issued and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to being named under the caption “Legal Matters” contained therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Thompson Hine LLP
Thompson Hine LLP